Exhibit 21.1

LIST OF SUBSIDIARIES
LUMENTUM HOLDINGS INC.

AS OF JUNE 30, 2018

Name of Entity	State or Other Jurisdiction of Incorporation or Organization
DOMESTIC
CCOP International Holdings Inc.	Delaware
E20 Communications Inc.	Delaware
Lightwave Electronics Corporation	California
Lumentum Inc.	Delaware
Lumentum Operations LLC	Delaware
Lumentum Optical Corporation	Massachusetts
Lumentum Research LLC	Delaware
Prota Merger Sub, Inc.	Delaware
Prota Merger, LLC	Delaware
SDL PIRI, Inc.	Delaware
INTERNATIONAL
Lumentum Asia Limited	Hong Kong
Lumentum (BVI) Ltd	British Virgin Islands
Lumentum Canada Ltd	Canada
Lumentum BC Research ULC	Canada
Lumentum Communication Technology (Shenzhen) Co., Ltd.	China
Lumentum International Tech Co.	Cayman Islands
Lumentum HoldCo Limited	Hong Kong
Lumentum HoldCo Limited - Taiwan Branch	Taiwan
Lumentum International (Thailand) Co., Ltd.	Thailand
Lumentum International (Thailand) Co., Ltd. - Branch	Thailand
Lumentum Israel Ltd	Israel
Lumentum K.K.	Japan
Lumentum Netherlands B.V.	Netherlands
Lumentum Netherlands B.V. - France Branch	France
Lumentum Netherlands B.V. - Germany Branch	Germany
Lumentum Netherlands B.V. - Italy Branch	Italy
Lumentum Netherlands B.V. - UK Branch	United Kingdom
Lumentum Ottawa Inc.	Canada
Lumentum SK Limited	South Korea
Lumentum Switzerland AG	Switzerland
Lumentum Taiwan Co., Ltd.	Taiwan
Lumentum Tech LLC	Cayman Islands
Lumentum Technologies Limited	Canada
Lumentum d.o.o.	Slovenia